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EXHIBIT (h)(1)

                                     FORM OF

                            ADMINISTRATION AGREEMENT

     AGREEMENT is made as of the __ day of April 2007, by and between BB&T Funds, a Massachusetts business trust (the "Company"), having its principal place of business at 434 Fayetteville Street Mall, Raleigh, North Carolina 27601, and BB&T Asset Management, Inc. (the "Administrator"), a North Carolina corporation having its principal place of business at 434 Fayetteville Street Mall, Raleigh, North Carolina 27601.

     WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest or common stock ("Shares"); and

     WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, management, compliance and administrative services to each series of the Company, all as now or hereafter may be established from time to time ("Portfolios"), on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

     ARTICLE 1. Retention of the Administrator. The Company hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management, compliance and administrative services as set forth in Article 2 below. The Administrator hereby agrees to perform the duties set forth below.

     The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

     ARTICLE 2. Administrative Services. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Trustees of the Company with such reports regarding the performance of its obligations hereunder and reports with respect to investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

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     The Administrator shall provide the Company with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including Facilities for shareholders' and trustees' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement.

     Without limiting the generality of the foregoing, the Administrator shall:

     (a) calculate contractual Company expenses and control all disbursements for the Company, and as appropriate, compute the Company's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

     (b) assist Company counsel with the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

     (c) prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to make notice filings relating to the Company's Shares with state securities authorities, monitor the sale of Company Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Company's Shares and all amendments thereto, as may be necessary or convenient to qualify and keep effective the Company and the Company's Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

     (d) develop and prepare, with the assistance of the Company's investment adviser and independent auditors, communications to Shareholders, including the semi-annual and annual reports to Shareholders;

     (e) supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

     (f) calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;

     (g) coordinate and supervise the preparation and filing of the Company's tax returns with auditors;

     (h) examine and review the operations and performance of the various organizations providing services to the Company or any Portfolio of the Company, including, without limitation, the Company's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Trustees, report to the Board on the performance of organizations;

     (i) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structures;

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     (j) provide individuals reasonably acceptable to the Company's Trustees to serve as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Company's Trustees;

     (k) advise the Company and its Trustees on matters concerning the Company and its affairs;

     (1) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, as such bonds and policies are approved by the Company's Trustees;

     (m) monitor and advise the Company and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

     (n) perform all administrative services and functions of the Company and each Portfolio to the extent administrative services and functions are not provided to the Company or such Portfolio pursuant to the Company's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement;

     (o) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company and the Administrator shall determine desirable;

     (p) prepare and file with the SEC the semi-annual report for the Company on Form N-SAR and all required notices pursuant to Rule 24f-2 under the 1940 Act;

     (q) assist in monitoring and developing compliance procedures for each Portfolio which will include, among other matters, procedures to monitor compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

     (r) provide legal support to the Company with respect to regulatory matters including: monitoring regulatory and legislative developments which may affect the Company and assisting in the strategic response to such developments, assisting the Company in routine regulatory examinations or investigations of the Company, and working closely with outside counsel to the Company in response to any litigation or non-routine regulatory matters;

     (s) assist the Company in preparing for Board of Trustees meetings by (i) coordinating board book production and distribution, (ii) assisting in the preparation of Board of Trustees' agendas, (iii) attending Board of Trustees' meetings, (iv) preparing the Administrator section of Board of Trustees' materials, (v) preparing Board of Trustees' meeting materials, including but not limited to, materials relating to annual contract approvals and 12b-1 plan approvals, as agreed upon by the parties;

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     (t) prepare the Company's financial statements in connection with the
     Company's annual and semi-annual shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q, and N-PX;

     (u) develop, implement and maintain written policies and procedures required by Rule 38a-1 under the 1940 Act (the "Fund Compliance Program");

     (v) conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation; and

     (w) provide a written report to the Board of Trustees that, at a minimum, addresses the Chief Compliance Officer's assessment of (i) the operation of the policies and procedures of the Trust and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted; (ii) each Material Compliance Matter (as defined under Rule 38a-1) that has occurred since the date of the last report; and (iii) the adequacy of the policies and procedures and the effectiveness of their implementation.

     In addition, the Administrator shall perform such other services for the Company that are mutually agreed upon by the parties from time to time for such additional fees, if any, that are agreed upon by the parties in writing.

     ARTICLE 3. Allocation of Charges and Expenses.

     (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Trustees of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Trustees of the Company to perform services on behalf of the Company.

     (B) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the Investment Adviser to the Company or any affiliated corporation of the Administrator, Investment Adviser, or Principal Underwriter, insurance, interest, brokerage costs, costs of Board of Trustees' materials, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

     ARTICLE 4. Compensation of the Administrator.

     (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator the fees set forth on Schedule A hereto. Fees shall be computed daily and paid monthly. In addition to paying the Administrator the fees set forth on Schedule A hereto, the Company shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including but not limited to the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board of Trustees' meetings. The Company shall also reimburse the Administrator for its allocable portion of the salary of the Company's Chief Compliance Officer.

     If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made within 30 days.

     (B) Survival of Compensation Rights. All rights to compensation under this Agreement for services performed, facilities furnished, and expenses incurred by the Administrator as of the termination date shall survive the termination of this Agreement.

     ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein or in an amendment hereto, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include partners, officers, employees and other agents of the Administrator as well as the Administrator itself.)

     So long as the Administrator acts in good faith and with due diligence and without bad faith or negligence, the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator's actions taken or non-action with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

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     The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Company may be asked to indemnify or hold the Administrator harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the reasonable probability of such a claim for indemnification against the Company; however, failure to do so in good faith shall not affect the rights hereunder.

     The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Company does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

     The Administrator may apply to the Company at any time for instructions and may consult counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

     ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and shareholders of the Company are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Company, and that the Administrator may be or become interested in the Company as a shareholder or otherwise.

     ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in Schedule A hereto.

     ARTICLE 8. Assignment. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     ARTICLE 9. Amendments. This Agreement, or any term thereof, may be modified only by a written amendment, signed by both of the parties.

     ARTICLE 10. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify the Administrator against such liability.

     ARTICLE 11. Disaster Recovery. The Administrator shall enter into and shall maintain in effect (i) agreements entered into and maintained in effect with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available, and
(ii) emergency data recovery policies and procedures (a "Disaster Recovery Plan"), which are commercially reasonable in light of the services provided. In the event of equipment failures, the Administrator shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement, and further provided that the Administrator has implemented and materially complied with its Disaster Recovery Plan.

     ARTICLE 12. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 13. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: if to the Company, at 434 Fayetteville Street Mall, Raleigh, North Carolina 27601, Attn:

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_______________; and if to the Administrator, at 434 Fayetteville Street Mall,
Raleigh, North Carolina 27601, Attn: Keith Karlawish, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     ARTICLE 14. Governing Law and Matters Relating to the Company as a Massachusetts Business Trust. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts. The names "BB&T Funds" and "Trustees of BB&T Funds" refer respectively to the Company created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of May 17, 1999 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "BB&T Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Company personally, but bind only the assets of the Company, and all persons dealing with any series of shares of the Company must look solely to the assets of the Company belonging to such series for the enforcement of any claims against the Company.

     ARTICLE 15. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                        BB&T FUNDS


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        BB&T ASSET MANAGEMENT, INC.


                                        By:
                                             -----------------------------------
                                        Title:
                                               ---------------------------------

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                                   SCHEDULE A

                         TO THE ADMINISTRATION AGREEMENT
                           DATED AS OF APRIL __, 2007
                                     BETWEEN
                                   BB&T FUNDS
                                       AND
                           BB&T ASSET MANAGEMENT, INC.

Portfolios: This Agreement shall apply to all Portfolios of the Company, either now or hereafter created. The current Portfolios of the Company are set forth below:

                    BB&T U.S. Treasury Money Market Fund
                    BB&T Short U. S. Government Fund
                    BB&T Intermediate U. S. Government Fund
                    BB&T Large Cap Fund
                    BB&T North Carolina Intermediate Tax-Free Fund BB&T Small Cap Fund
                    BB&T International Equity Fund
                    BB&T Capital Manager Conservative Growth Fund BB&T Capital Manager Moderate Growth Fund
                    BB&T Capital Manager Growth Fund
                    BB&T Prime Money Market Fund
                    BB&T South Carolina Intermediate Tax-Free Fund BB&T Virginia Intermediate Tax-Free Fund
                    BB&T Equity Index Fund
                    BB&T Total Return Bond Fund
                    BB&T West Virginia Intermediate Tax-Free Fund BB&T Mid Cap Growth Fund
                    BB&T Mid Cap Value Fund
                    BB&T Capital Manager Equity Fund
                    BB&T Kentucky Intermediate Tax-Free Fund
                    BB&T Maryland Intermediate Tax-Free Fund
                    BB&T Special Opportunities Equity Fund
                    BB&T Equity Income Fund
                    BB&T National Tax-Free Money Market Fund
                    BB&T Sterling Capital Small Cap Value Fund

Fees: Asset Based Fees - Pursuant to Article 4, the following annual asset-based fee will be calculated based upon each Portfolio's average net assets as well as the average net assets of the BB&T Variable Insurance Funds*:

                    0.110% of the first $3.5 billion of average net assets; 0.075% of the next $1 billion of average net assets;

                    0.060% of the next $1.5 billion of average net assets; and 0.040% of average net assets in excess of $ 6 billion.

            No asset-based fees will be applied to the funds of funds.

            *The Company will pay the compensation that is due only on its assets.

            Regulatory Filing Services - The Company shall pay the following fees for regulatory filing services (N-CSR, N-Q and N-PX):

            (a) Form N-CSR Filing Preparation Fee (2 filings per year per registrant):

                 $1,000 per filing

            (b) Form N-Q Quarterly Filing Preparation Fees (2 filings per year per registrant):

First Portfolio          Each Additional Portfolio
---------------          -------------------------
$750 each (per filing)   $375 each (per filing)

            (c) Form N-PX Filing Preparation Fees (1 filing per year per registrant):

                 $500 per registrant if the Portfolios have no voting securities;
                 $1,000 per registrant with 1-10 Portfolios with voting securities; and
                 $1,500 per registrant with more than 10 Portfolios with voting securities.

Term: Pursuant to Article 7, the term of this Agreement shall commence on April __, 2007 and unless terminated pursuant to its terms shall continue for a period of three (3) years (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Company or the Administrator provides written notice to the other party of its intent not to renew or unless otherwise terminated as provided herein. Such notice of non-renewal must be received not less than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term. This Agreement also may be terminated without penalty (i) by mutual agreement of the parties or (ii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause.

            For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

            Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Company, in addition to the compensation described in this Agreement, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents.

            If, for any reason other than non-renewal, mutual agreement of the parties or "cause," as defined above, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator in accordance with the following schedule: (i) if the one-time cash payment becomes due and payable at any time during years one through four of the Initial Term, such payment shall be equal to the balance due for one-half of the period remaining until the end of the Initial Term and (ii) if such payment becomes due and payable at any time during year five of the Initial Term, such payment shall be equal to the balance due for the entire period remaining until the end of the Initial Term. For purposes of calculation of the payment, it shall be assumed that the balance due shall be based upon the average amount of the Company's assets for the twelve months prior to the date the Administrator is replaced or a third party is added.

            In the event the Funds are merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.

            The parties further acknowledge and agree that, in the event the Administrator is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.